EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Legend Media, Inc. Receives $3.0M Equity Capital Infusion

BEIJING, July 7, 2008 (PRIME NEWSWIRE) -- Legend Media, Inc. (OTCBB:LEGE), a rapidly growing advertising business focused on the Chinese radio market, today announced the closing of a $3.0M round of private financing from an institutional investor.

Legend Media intends to use the net proceeds to fund the cost of its recently announced acquisition, as well as expand its sales and marketing infrastructure.

“We are pleased to announce this infusion of additional capital into Legend Media, which will help grow our operations into China’s radio advertising industry leader in the near-term,” said Jeffrey Dash, CEO of Legend Media.

About Legend Media, Inc.

Legend Media, Inc., through its wholly-owned subsidiary Well Chance Investments Limited ("Well Chance''), intends to build a leading, consumer advertising network in China that reaches consumers through multiple advertising mediums, with a specific near-term focus on radio. Well Chance is run by its world-class Executive Team, Advisory Board, and Board of Directors. These teams have helped to establish a network of partners in China and the United States that are actively working to build the company's customer base, refine its business development strategies, and identify additional acquisition candidates. Well Chance leverages these partners to manage its relationships with major national and international advertising agencies, while local operators focus on maintaining radio station and advertiser relationships within their local markets.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements,'' as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Since the forward-looking statements relate to future developments, results, or events, these statements are highly speculative and involve risks, uncertainties, and assumptions that are difficult to assess and may not be accurate. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and the Company and Well Chance assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as may be required by law. Although the Company believes that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time to time with the Securities and Exchange Commission and available at http://www.sec.gov.

Contact:
Legend Media, Inc.
Jeffrey Dash
(310) 933-6050
j.dash@legend-media.com